Exhibit 99.1

RANCON INVESTOR SERVICES

February 15, 2012

Re: Update on Rancon Realty Fund V, L.P., 2012 estimated valuations

Dear Custodian, Pension Plan Trustee, and Limited Partner:

We would like to take this opportunity to provide you with your General Partner’s 2012 estimate of the unit values for Rancon Realty Fund V, L.P. The estimated per unit value as of January 1, 2012, is $515.00.

The estimated value per unit was derived by first calculating the estimated value of each property, then summing the estimated value of each property included within the Fund’s property portfolio, along with cash reserves, and other assets minus liabilities, and finally, allocating such net proceeds among the general partner and limited partners in accordance with the terms of the limited partnership agreement for the Fund. The estimated value does not reflect normal discounts due to the fact that a unit represents a minority position and there is no liquid market for the units.

The estimated value of real estate held by the Fund was based on the following methodology:

The estimated value of the real estate held by the Fund was derived using a discounted cash flow method of valuation which is commonly used by institutional real estate investors and appraisers. Projections of future net cash flow are made based on certain assumptions of rent, rent growth and occupancy, along with deductions for all operating expenses and capital costs including tenant improvement and leasing commission costs. Typically these valuations assume a ten year forecast period with an assumed sale of the property at the end of the projection period. This reversionary value less the cost of sale is also included in the cash flow projection. The annual net cash flows for the forecast period are discounted to a present value today based upon a discount rate which is assumed to represent that rate which a typical buyer might require as an unleveraged return on their investment. The value as so determined has not been verified or reviewed by any third party advisor, including Partnership auditors.

The estimated per unit valuation contains no expressed or implied guarantee as to the price that units might sell for in an actual transaction such as the secondary market, nor do they provide any indication of future financial performance of the Fund.

Sincerely,

/s/ Dan L. Stephenson
Dan Stephenson, General Partner Rancon Realty Fund V, L.P.

44700 Industrial Drive, Suite B

Fremont, California 94538

510.226.2700 Fax 510.226.2714

Toll-free 888.909.7774